Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Sept. 25, 2014 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, on September 25, 2014 declared a quarterly dividend of $.13 per share to shareholders of record October 8, 2014, payable October 31, 2014. In addition, the Board of Directors declared a special cash dividend of $.10 per share in recognition of its 100th quarterly cash dividend to shareholders of record October 8, 2014, payable October 31, 2014. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We have been very fortunate to have served our community for over 27 years. As we move out of the Great Recession, we are proud to have supported generations of Lowcountry families and businesses to a future of greater prosperity. Given the Bank's outstanding performance and strong capital position, we are excited to celebrate this dividend milestone with our shareholders."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, (843) 724-1500